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PROSPECTUS                                             Registration No.333-40431
                                                                424(b)(3) Filing


                           THE COOPER COMPANIES, INC.
                          26,666 SHARES OF COMMON STOCK
                           ($.10 Par Value Per Share)

        This Prospectus relates to up to 26,666 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of The Cooper Companies, Inc., a Delaware corporation (the "Company"), and the Rights ("Rights") to acquire the Company's Series A Junior Participating Preferred Stock that are attached to and trade with the Common Stock, which may be offered for sale by a certain stockholder of the Company (the "Selling Stockholder"). The Common Stock and the Rights are herein collectively referred to as the "Securities". Such sales may be effected from time to time by the Selling Stockholder directly or through one or more broker-dealers, in one or more transactions on the New York Stock Exchange (the "NYSE") or the Pacific Exchange, Inc. (the "PCX") pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Securities. The Company will bear all expenses of the offering of the Securities, except that the Selling Stockholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholder.

        The Common Stock is listed on the NYSE and the PCX. On December 9, 1997 the last reported sale price for the Common Stock of the Company as reported on the NYSE Composite Tape was $40 5/8 per share.

                                -----------------

          SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

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               The date of this Prospectus is December 10, 1997

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                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities, please refer to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any agreement or other document referred to herein or therein are qualified by reference to the copy of such agreement or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

        The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants who file with the Commission and certain of the Company's filings are available at such web site: http://www.sec.gov. In addition, the Common Stock is listed on the NYSE and the PCX and such information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the PCX, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference.

        (a) Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (the "1996 10-K");

        (b) The portions of the Company's 1996 Annual Report to Stockholders that have been incorporated by reference into the 1996 10-K;




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        (c)    The portions of the Company's Proxy Statement for its Annual
               Meeting of Stockholders held March 25, 1997 that have been incorporated by reference into the 1996 10-K;

        (d) Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 1997, April 30, 1997 and July 31, 1997;

        (e) Current Reports on Forms 8-K dated October 29, 1996, December 12, 1996, January 10, 1997, January 30, 1997, February 10, 1997,
               February 25, 1997, March 18, 1997, March 26, 1997, April 7, 1997,
               May 21, 1997, June 2, 1997, June 25, 1997, July 22, 1997, July
               23, 1997, July 29, 1997, August 27, 1997, September 3, 1997,
               September 18, 1997, October 29, 1997 and November 20, 1997; and

        (f) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on October 28, 1983 and the description of the Company's Rights contained in the Company's Registration Statement on Form 8-A filed on November 3, 1997.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        A copy of any or all of the documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be addressed to the Vice President of Legal Affairs of the Company, 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588 (telephone number:
(510) 460-3600).

                           FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain projections and other forward-looking statements within the meanings of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. Actual results could differ materially from these statements as a result of certain factors, including major





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changes in business conditions and the economy in general, loss of key members of senior management, new competitive inroads, costs to integrate acquisitions, potential foreign exchange exposure, dilution to earnings and/or earnings per share associated with acquisitions and/or stock issuances, decisions to invest in research and development projects, regulatory issues, unexpected changes in reimbursement rates and payor mix, environmental clean-up costs above those already accrued, unforeseen litigation, costs associated with potential debt restructuring, decisions to divest businesses and the cost of acquisition activity, particularly if a large acquisition is not completed. Future results are also dependent on each business unit meeting specific objectives.

                                   THE COMPANY

        The Company, through its primary subsidiaries (CooperVision, Inc., CooperSurgical, Inc. and Hospital Group of America, Inc.), develops, manufactures and markets healthcare products, including a range of contact lenses and diagnostic and surgical instruments, equipment and accessories and devices, and provides healthcare services through the ownership and operation of certain psychiatric facilities. The principal executive offices of the Company are located at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588, (510) 460-3600.

                                  RISK FACTORS

PRICE VOLATILITY AND SHARES AVAILABLE FOR FUTURE SALE

               The market price of the Common Stock may be subject to significant fluctuations in response to, among other things, the factors discussed above under "Forward-Looking Statements," variations in quarterly operating results, failure to meet published estimates of, or changes in earnings estimates by, the Company or securities analysts, and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations could affect the market price of the Common Stock.

               The Company has outstanding options to purchase 929,564 shares of Common Stock, 449,564 of which are currently exercisable. If these options are exercised, the issuance of such shares of Common Stock would dilute the proportionate voting power and equity interests of the holders of Common Stock offered hereby. In addition, sales of substantial amounts of Common Stock, or the sale by Cooper Life Sciences of all or a substantial portion of the 993,433 shares of Common Stock it beneficially owns (which are registered for resale on a registration statement under the Securities Act), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                             THE SELLING STOCKHOLDER

        The Securities to be offered under this Prospectus are owned by Foothill Capital Corporation, a California corporation ("the Selling Stockholder"). The Selling Stockholder acquired the Securities upon exercise of a warrant issued to the Selling Stockholder in connection with a line of credit provided by the Selling Stockholder to CooperVision, Inc. The Selling Stockholder has, from time to time, provided financing to other of the Company's subsidiaries.




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        The Selling Stockholder owns 26,666 shares, which constitute less than
1% of the Company's issued and outstanding Common Stock. Because the Selling Stockholder may sell all or some portion of the Securities covered by this Prospectus, no estimate can be given as to the number of Shares, and the percentage of outstanding shares of Common Stock, that it will hold after any particular sale.

                              PLAN OF DISTRIBUTION

        The Securities are being sold by the Selling Stockholder for its own account, and the Company will not receive any of the proceeds from the sale of the Securities.

        The distribution of the Securities by the Selling Stockholder may be effected from time to time by the Selling Stockholder directly or through one or more brokers, agents, or dealers in one or more transactions (which may involve crosses and block transactions) on the NYSE, the PCX or other exchanges on which the Common Stock is listed, pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more brokers, agents or dealers agree to sell the Securities, they may do so by purchasing Securities as principals or by selling Securities as agents for the Selling Stockholder. Any such brokers, agents or dealers who effect a sale of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act. Any such broker, agent or dealer (i) may receive compensation from the Selling Stockholder which may be deemed to be underwriting discounts or commissions and (ii) may receive commissions from purchasers of the Securities for whom it may act as agent. If any such broker or dealer purchases the Securities as principal it may effect resales of the Securities from time to time to or through other brokers or dealers, and such other brokers or dealers may receive compensation in the form of concessions or commissions from the Selling Stockholder or purchaser of the Securities for whom they may act as agents.

        The Company has advised the Selling Stockholder that it and any such brokers, dealers or agents who effect a sale of the Securities are subject to the prospectus delivery requirements of the Securities Act. The Company also has advised the Selling Stockholder that in the event of a "distribution" of its Securities, the Selling Stockholder and any broker, agent or dealer who participates in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M.







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        In connection with distributions of the Securities, the Selling
Stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell the Common Stock short and deliver the Securities to close out such short positions. The Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Securities to the broker-dealers, who may then resell or otherwise transfer such Securities. The Selling Stockholder also may loan or pledge the Securities to a broker-dealer and the broker-dealer may sell the Securities so loaned or upon a default may sell or otherwise transfer the pledged Securities.

        The Company will bear all expenses of the offering of the Securities, except that the Selling Stockholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholder.

                                  LEGAL MATTERS

        The legality of the Securities offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of the Company's Common Stock.

                                     EXPERTS

        The consolidated financial statements and schedule of The Cooper Companies, Inc. and subsidiaries, the consolidated financial statements and schedule of Hospital Group of America, Inc. and subsidiaries and the financial statements and schedule of CooperSurgical, Inc. as of October 31, 1996 and 1995 and for each of the years in the three-year period ended October 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.







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================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREAFTER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


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                                TABLE OF CONTENTS

                                        PAGE
                                        ----

Available Information.................    2
Incorporation of Certain
  Information by Reference............    2
Forward-Looking Statements............    3
The Company...........................    4
Risk Factors..........................    4
The Selling Stockholder...............    4
Plan of Distribution..................    5
Legal Matters.........................    6
Experts...............................    6


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                                  26,666 SHARES

                           THE COOPER COMPANIES, INC.

                                  COMMON STOCK





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                                   PROSPECTUS

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                                 December 10, 1997




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